EXHIBIT 10.27
JUNIPER NETWORKS, INC.
CHANGE OF CONTROL AGREEMENT
     This Change of Control Agreement (the “Agreement”) is made and entered into by and between ___(the “Employee”) and Juniper Networks, Inc., a Delaware Corporation (the “Company”), effective as of November 19, 2008 (the “Effective Date”).
RECITALS
     1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.
     2. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
     3. The Board believes that it is imperative to provide the Employee with certain severance benefits upon certain terminations of employment following a Change of Control. These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.
     4. Certain capitalized terms used in the Agreement are defined in Section 6 below.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
     1. Term of Agreement. This Agreement shall terminate upon the later of (i) January 1, 2011 or (ii) if a Change of Control has occurred on or before January 1, 2011 (or if a definitive agreement relating to a Change in Control has been signed by the Company on or before January 1, 2011 and the closing of that transaction occurs on or before April 1, 2011), the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
     2. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement or offer letter between the Company and the Employee (an “Employment Agreement”). If the

Employee’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or under his or her Employment Agreement, or as may otherwise be available in accordance with the Company’s established employee plans.
     3. Severance Benefits.
          (a) Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason Following a Change of Control Period. If (i) between the date that is four (4) months following a Change of Control and the date that is twelve (12) months following a Change of Control the Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for “Good Reason” (as defined herein), provided however, that the grounds for Good Reason may arise at anytime within the twelve (12) months following the Change of Control, or (ii) within twelve (12) months following a Change of Control the Company (or any parent or subsidiary of the Company) terminates the Employee’s employment for other than “Cause” (as defined herein), and the Employee signs and does not revoke a standard release of claims with the Company (in a form acceptable to the Company and effective no later than March 15 of the year following the year in which the termination occurs) (the “Release”), then the Employee shall receive the following severance from the Company:
               (i) Severance Payment. The Employee shall be entitled to receive a lump-sum severance payment (less applicable withholding taxes) equal to 100% of the Employee’s annual base salary (as in effect immediately prior to (A) the Change of Control, or (B) the Employee’s termination, whichever is greater) plus 100% of the Employee’s target bonus for the fiscal year in which the Change of Control or the Employee’s termination occurs, whichever is greater.
               (ii) Equity Compensation Acceleration. One hundred percent (100%) of Employee’s then unvested outstanding stock options, stock appreciation rights, restricted stock units and other Company equity compensation awards (the “Equity Compensation Awards”) that vest based on time (such as an option that vests 25% on the first anniversary of grant and 1/48th monthly thereafter) shall immediately vest and became exercisable (and any rights of repurchase by the Company or restriction on sale shall lapse). With respect to Equity Compensation Awards that vest wholly or in part based on factors other than time, such as performance (whether individual or based on external measures such as Company performance, market share, stock price, etc.), (i) any portion for which the measurement or performance period or performance measures have been completed and the resulting quantities have been determined or calculated, shall immediately vest and become exercisable (and any rights of repurchase by the Company or restriction on sale shall lapse) and (ii) the remaining portions shall immediately vest and become exercisable (and any rights of repurchase by the Company or restriction on sale shall lapse) in an amount equal to the number that would be calculated if the performance measures were achieved at the target level (for example, if the employee were granted 300 three year performance shares, where (a) the amount that can be earned is determined each year based on performance against annual performance targets but the entire amount vests at the end of the three years and (b) at target performance levels the employee could earn 1/3 of the amount each year and (c) the first year had been completed and the performance resulted in a calculation that 85 shares were earned and (d) the employee is terminated prior to the completion of year 2, then the amount that would vest and become immediately exercisable would be 285 shares — representing the 85 shares calculated for year 1 and the target amount of 100 shares for each of year 2 and year 3); provided however, that if there is no “target” number, then the number that vest shall be 100% of the amounts that could vest with respect to that measurement period. Any Company stock options and stock appreciation rights shall thereafter remain exercisable following the Employee’s employment termination for the period prescribed in the respective option and stock appreciation right agreements.
               (iii) Continued Employee Benefits. To the extent permitted to be continued under COBRA coverage, Company-paid health, dental and vision insurance coverage at the same level of coverage as was provided to such Employee immediately prior to the Change of Control and at the same ratio of Company premium payment to Employee premium payment as was in effect immediately prior to the Change of Control (the “Company-Paid Coverage”). If such coverage included the Employee’s dependents immediately prior to the Change of Control, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) twelve (12) months from the date of termination, or (ii) the date upon which the Employee and his dependents become covered under another employer’s group health, dental and vision insurance plans that provide Employee and his dependents with comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for Employee and his or her dependents shall be the date upon which the Company-Paid Coverage terminates.
          (b) Timing of Severance Payments.
               (i) Payment Timing. One half of the severance payment to which Employee is entitled shall be paid by the Company to Employee in cash on the 60th calendar day after Employee’s termination of employment, but in no case prior to the effective date of the Release. The other half of the severance payment to which Employee is entitled shall be paid by the Company to Employee in cash not later than six months after Employee’s termination of employment, but in no case prior to the effective date of the Release. If the Employee should die before all amounts have been paid, such unpaid amounts shall be paid in a lump-sum payment (less any withholding taxes) to the Employee’s designated beneficiary, if living, or otherwise to the personal representative of the Employee’s estate.
               (ii) Release Effectiveness. The receipt of any severance pursuant to Section 3(a) will be subject to Employee signing and not revoking the Release and provided that such Release is effective within sixty (60) days following the termination of employment. No severance pursuant to such Section will be paid or provided until the Release becomes effective. In the event the termination occurs at a time during the calendar year where it would be possible for the Release to become effective in the calendar year following the calendar year in which the Employee’s termination occurs, any severance that would be considered Deferred Compensation Separation Benefits (as defined in Section 3(f)) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by the payment schedule applicable to each payment or benefit, or Section 3(f)
          (c) Voluntary Resignation; Termination for Cause. If the Employee’s employment with the Company terminates (i) voluntarily by the Employee other than for Good Reason, or

(ii) for Cause by the Company, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.
          (d) Termination Outside of Change of Control Period. In the event the Employee’s employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the twelve (12) month period following a Change of Control, or if the Employee terminates for Good Reason within four months after a Change in Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company’s existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.
          (e) Section 409A.
               (i) Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Employee’s termination (other than due to death) or resignation, then the severance payable to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following Employee’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
               (ii) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.
               (iii) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Employee’s taxable year preceding the Employee’s taxable year of Employee’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service

guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.
               (iv) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.
     4. Conditional Nature of Severance Payments and Benefits.
          (a) Noncompete. Employee acknowledges that the nature of the Company’s business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor of the Company during the twelve (12) months following the termination of Employee’s employment with the Company, it would be very difficult for Employee not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Employee agrees and acknowledges that Employee’s right to receive the severance benefits set forth in Section 3(a) (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any person, firm, corporation or business in Competition (as defined herein) with Company. Notwithstanding the foregoing, Employee may, without violating this Section 4, own, as a passive investment, shares of capital stock of a corporation or other entity that engages in Competition where the number of shares of such corporation’s capital stock that are owned by Employee represent less than three percent of the total number of shares of such entity’s capital stock outstanding.
          (b) Non-Solicitation. Until the date twelve (12) months after the termination of Employee’s employment with the Company for any reason, Employee agrees and acknowledges that Employee’s right to receive the severance payments set forth in Section 3(a) (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee neither directly nor indirectly soliciting, inducing, recruiting or encouraging an employee to leave his or her employment either for Employee or for any other entity or person with which or whom Employee has a business relationship.
          (c) Understanding of Covenants. Employee represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.
          (d) Remedy for Breach. Upon any breach of this section by Employee, all severance payments and benefits pursuant to this Agreement shall immediately cease and any stock options or stock appreciation rights then held by Employee shall immediately terminate and be without further force and effect, and Employee shall return all of the consideration paid by the Company under this Section 3 and remit any shares of Restricted Stock or shares purchased under stock options to the extent vesting accelerated under Section 3 above (or the profits from the sale of such shares if they are or have been sold).
     5. Golden Parachute Excise Tax Best Results. In the event that the severance and other benefits provided for in this agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall be either be:
               (i) delivered in full, or
               (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 5 will be made in writing by a national “Big Four” accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. Any reduction in payments and/or benefits required by this Section 5 shall occur in the following order: (1) reduction of cash payments; and (2) reduction of other benefits paid to Employee. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Employee’s equity awards.
     6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
          (a) Cause. “Cause” shall mean:
               (i) an act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee; or
               (ii) Employee being convicted of, or pleading nolo contendere to a felony; or

               (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company; or
               (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part.
          (b) Change of Control. “Change of Control” means the occurrence of any of the following:
               (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
               (ii) Any action or event occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
               (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
               (iv) The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.
          (c) Competition. means the development, marketing or sale of networking equipment or network security software or products in the United. For the avoidance of doubt, Competition includes, but is not limited to, Cisco Systems, Huawei, Alcatel, Checkpoint, and Foundry.
          (d) Disability. “Disability” shall mean that the Employee has been unable to perform his or her Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.
          (e) Good Reason. “Good Reason” means Employee’s termination of employment following the expiration of any cure period (discussed below) following the occurrence, without Employee’s express written consent, of one or more of the following:
               (i) a material reduction of the Employee’s duties, title, authority or responsibilities, relative to the Employee’s duties, title, authority or responsibilities as in effect immediately prior to such reduction; provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains the Chief Financial Officer of the subsidiary or business unit substantially containing the Company’s business following a Change of Control) shall not by itself constitute grounds for a “Voluntary Termination for Good Reason”; or
               (ii) a substantial reduction of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; or
               (iii) a reduction by the Company in the base compensation or total target cash compensation of the Employee as in effect immediately prior to such reduction; or
               (iv) a material reduction by the Company in the kind or level of benefits to which the Employee was entitled immediately prior to such reduction with the result that such Employee’s overall benefits package is significantly reduced; or
               (v) the relocation of the Employee to a facility or a location more than forty (40) miles from such Employee’s then present location.
               Employee will not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the event that Employee believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.
     7. Successors.
          (a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

          (b) The Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     8. Notice.
          (a) General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Employee, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.
          (b) Notice of Termination. Any termination by the Company for Cause or by the Employee for Good Reason or Disability or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Disability shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.
     9. Miscellaneous Provisions.
          (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.
          (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
          (d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.
          (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.
          (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
          (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	JUNIPER NETWORKS, INC.

By:

Name:

Title:

EMPLOYEE	Name: